ENERGY TRANSFER REPORTS SECOND QUARTER 2020 RESULTS
Dallas - August 5, 2020 - Energy Transfer LP (NYSE:ET) (“ET” or the “Partnership”) today reported financial results for the quarter ended June 30, 2020.
ET reported net income attributable to partners for the three months ended June 30, 2020 of $353 million and net income per unit (basic and diluted) of $0.13 per unit.
Adjusted EBITDA for the three months ended June 30, 2020 was $2.44 billion compared with $2.83 billion for the three months ended June 30, 2019. Results were significantly impacted by the COVID-19 related economic slow-down resulting in lower volumes and market prices among several of ET’s core segments.
Distributable Cash Flow attributable to partners, as adjusted, for the three months ended June 30, 2020 was $1.27 billion compared with $1.60 billion for the three months ended June 30, 2019. The change was primarily due to the decrease in Adjusted EBITDA.
Distribution coverage ratio for the three months ended June 30, 2020 was 1.54x, yielding excess coverage of $448 million of Distributable Cash Flow attributable to partners in excess of distributions.
In response to current market conditions, ET further reduced its growth capital outlook by an additional $200 million and now expects to invest approximately $3.4 billion in 2020. In the first half of 2020, ET spent approximately $1.8 billion on growth capital projects. Further, ET expects growth capital expenditures to be approximately $1.3 billion in 2021 and $500 million to $700 million in 2022 and 2023. ET expects that approximately 80% of the growth capital in 2020 will be spent on projects that are expected to be in-service in 2020 or early 2021.
ET is encouraged by the signs of recovery with an upward trend in production volumes and commodity prices at the end of the second quarter; however, given the uncertainty of the pace of recovery, ET is updating its 2020 outlook for Adjusted EBITDA to range from $10.2 billion to $10.5 billion.
Key accomplishments and current developments:
Operational

•
As the COVID-19 pandemic continues, our field operations have continued uninterrupted, and remote work and other COVID-19 related conditions have not significantly impacted our ability to maintain operations nor caused us to incur significant additional expenses.

•	For the second quarter of 2020, ET achieved record high transportation and fractionation volumes in its NGL and refined products transportation and services segment.

•	The Partnership also achieved record high gathering and processing volumes in the Midland Basin near the end of the second quarter of 2020.
Strategic

•	During the second quarter of 2020, the Partnership made significant progress on capital projects throughout the U.S., with many such projects to be placed in service by year-end.

•	The Partnership exited the second quarter of 2020 with an upward trend in volumes on the majority of its oil, natural gas and NGL assets.
Financial

•
During the second quarter of 2020, the Partnership continued to implement cost reduction measures among both its corporate offices and field operations, achieving approximately $200 million in savings on operating expenses and selling, general and administrative expenses to date in 2020.

•	ET lowered 2020 expected capital spending to $3.4 billion, a reduction of at least $600 million from original guidance in February 2020.

•
In July 2020, ET announced a quarterly distribution of $0.305 per unit ($1.220 annualized) on ET common units for the quarter ended June 30, 2020. The distribution coverage ratio for the second quarter of 2020 was 1.54x.

•
As of June 30, 2020, Energy Transfer Operating, L.P.’s (“ETO”) $6.00 billion revolving credit facilities had an aggregate $2.90 billion of available capacity, and the leverage ratio, as defined by the credit agreement, was 4.29x.

ET benefits from a portfolio of assets with exceptional product and geographic diversity. The Partnership’s multiple segments generate high-quality, balanced earnings with no single segment contributing more than 30% of the Partnership’s consolidated Adjusted EBITDA for the three months ended June 30, 2020. The vast majority of the Partnership’s segment margins are fee-based and therefore have limited commodity price sensitivity.
Conference Call information:
The Partnership has scheduled a conference call for 4:00 p.m. Central Time, Wednesday, August 5, 2020 to discuss its second quarter 2020 results and provide a partnership update. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com or ir.energytransfer.com and will also be available for replay on the Partnership’s website for a limited time.
Energy Transfer LP (NYSE: ET) owns and operates one of the largest and most diversified portfolios of energy assets in the United States, with a strategic footprint in all of the major domestic production basins. ET is a publicly traded limited partnership with core operations that include complementary natural gas midstream, intrastate and interstate transportation and storage assets; crude oil, NGL and refined product transportation and terminalling assets; NGL fractionation; and various acquisition and marketing assets.  ET, through its ownership of Energy Transfer Operating, L.P., also owns Lake Charles LNG Company, as well as the general partner interests, the incentive distribution rights and 28.5 million common units of Sunoco LP (NYSE: SUN), and the general partner interests and 46.1 million common units of USA Compression Partners, LP (NYSE: USAC). For more information, visit the Energy Transfer LP website at www.energytransfer.com.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states, as well as refined product transportation and terminalling assets. SUN’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET). For more information, visit the Sunoco LP website at www.sunocolp.com.
USA Compression Partners, LP (NYSE: USAC) is a growth-oriented Delaware limited partnership that is one of the nation’s largest independent providers of compression services in terms of total compression fleet horsepower. USAC partners with a broad customer base composed of producers, processors, gatherers and transporters of natural gas and crude oil. USAC focuses on providing compression services to infrastructure applications primarily in high-volume gathering systems, processing facilities and transportation applications. For more information, visit the USAC website at www.usacompression.com.
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission, including the Partnership’s Quarterly Report on Form 10-Q to be filed for the current period. In addition to the risks and uncertainties previously disclosed, the Partnership has also been, or may in the future be, impacted by new or heightened risks related to the COVID-19 pandemic and the recent sharp decline in commodity prices, and we cannot predict the length and ultimate impact of those risks. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.energytransfer.com.
Contacts
Energy Transfer
Investor Relations:
Bill Baerg, Brent Ratliff, Lyndsay Hannah, 214-981-0795
or
Media Relations:
Vicki Granado, 214-840-5820

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets (1)	$5,156	$7,464

Property, plant and equipment, net	74,941	74,193

Advances to and investments in unconsolidated affiliates	3,311	3,460
Lease right-of-use assets, net	1,112	964
Other non-current assets, net (1)	1,512	1,571
Intangible assets, net	6,007	6,154
Goodwill	3,868	5,167
Total assets	$95,907	$98,973
LIABILITIES AND EQUITY
Current liabilities	$5,003	$7,724

Long-term debt, less current maturities	51,251	51,028
Non-current derivative liabilities	577	273
Non-current operating lease liabilities	903	901
Deferred income taxes	3,313	3,208
Other non-current liabilities	1,218	1,162

Commitments and contingencies
Redeemable noncontrolling interests	750	739

Equity:
Total partners’ capital	19,815	21,920
Noncontrolling interests	13,077	12,018
Total equity	32,892	33,938
Total liabilities and equity	$95,907	$98,973

(1)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The balances as of December 31, 2019 have been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019(1)	2020	2019(1)
REVENUES	$7,338	$13,877	$18,965	$26,998
COSTS AND EXPENSES:
Cost of products sold	4,117	10,301	12,408	19,778
Operating expenses	770	792	1,649	1,600
Depreciation, depletion and amortization	936	785	1,803	1,559
Selling, general and administrative	175	179	379	326
Impairment losses	4	—	1,329	50
Total costs and expenses	6,002	12,057	17,568	23,313
OPERATING INCOME	1,336	1,820	1,397	3,685
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(579)	(578)	(1,181)	(1,168)
Equity in earnings of unconsolidated affiliates	85	77	78	142
Losses on extinguishments of debt	—	—	(62)	(18)
Losses on interest rate derivatives	(3)	(122)	(332)	(196)
Other, net	(68)	46	(65)	42
INCOME (LOSS) BEFORE INCOME TAX EXPENSE	771	1,243	(165)	2,487
Income tax expense from continuing operations	99	34	127	160
NET INCOME (LOSS)	672	1,209	(292)	2,327
Less: Net income attributable to noncontrolling interests	306	317	185	614
Less: Net income attributable to redeemable noncontrolling interests	13	13	25	26
NET INCOME (LOSS) ATTRIBUTABLE TO PARTNERS	353	879	(502)	1,687
General Partner’s interest in net income (loss)	—	1	(1)	2
Limited Partners’ interest in net income (loss)	$353	$878	$(501)	$1,685
NET INCOME (LOSS) PER LIMITED PARTNER UNIT:
Basic	$0.13	$0.33	$(0.19)	$0.64
Diluted	$0.13	$0.33	$(0.19)	$0.64
WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING:
Basic	2,694.9	2,621.2	2,693.3	2,620.3
Diluted	2,695.8	2,631.0	2,693.3	2,630.1

(1)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The condensed consolidated statement of operations for the three and six months ended June 30, 2019 has been adjusted to reflect this change in accounting policy.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars and units in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019(a)	2020	2019(a)
Reconciliation of net income (loss) to Adjusted EBITDA and Distributable Cash Flow(b):
Net income (loss)	$672	$1,209	$(292)	$2,327
Interest expense, net of interest capitalized	579	578	1,181	1,168
Impairment losses	4	—	1,329	50
Income tax expense	99	34	127	160
Depreciation, depletion and amortization	936	785	1,803	1,559
Non-cash compensation expense	41	29	63	58
Losses on interest rate derivatives	3	122	332	196
Unrealized (gains) losses on commodity risk management activities	48	23	(3)	(26)
Losses on extinguishments of debt	—	—	62	18
Inventory valuation adjustments (Sunoco LP)	(90)	(4)	137	(97)
Equity in earnings of unconsolidated affiliates	(85)	(77)	(78)	(142)
Adjusted EBITDA related to unconsolidated affiliates	157	163	311	309
Other, net	74	(37)	101	(20)
Adjusted EBITDA (consolidated)	2,438	2,825	5,073	5,560
Adjusted EBITDA related to unconsolidated affiliates	(157)	(163)	(311)	(309)
Distributable cash flow from unconsolidated affiliates	112	107	225	200
Interest expense, net of interest capitalized	(579)	(578)	(1,181)	(1,168)
Preferred unitholders’ distributions	(96)	(64)	(185)	(117)
Current income tax (expense) benefit	(15)	7	(1)	(21)
Maintenance capital expenditures	(136)	(170)	(239)	(262)
Other, net	18	19	40	37
Distributable Cash Flow (consolidated)	1,585	1,983	3,421	3,920
Distributable Cash Flow attributable to Sunoco LP (100%)	(122)	(101)	(281)	(198)
Distributions from Sunoco LP	41	41	82	82
Distributable Cash Flow attributable to USAC (100%)	(58)	(54)	(113)	(109)
Distributions from USAC	24	21	48	42
Distributable Cash Flow attributable to noncontrolling interests in other non-wholly-owned consolidated subsidiaries	(209)	(293)	(499)	(544)
Distributable Cash Flow attributable to the partners of ET	1,261	1,597	2,658	3,193
Transaction-related adjustments	10	5	30	3
Distributable Cash Flow attributable to the partners of ET, as adjusted	$1,271	$1,602	$2,688	$3,196
Distributions to partners:
Limited Partners	$822	$800	$1,644	$1,599
General Partner	1	1	2	2
Total distributions to be paid to partners	$823	$801	$1,646	$1,601
Common Units outstanding – end of period	2,695.6	2,623.2	2,695.6	2,623.2
Distribution coverage ratio	1.54x	2.00x	1.63x	2.00x

(a)
Effective January 1, 2020, the Partnership elected to change its accounting policy related to certain barrels of crude oil that were previously accounted for as inventory. Under the revised accounting policy, certain amounts of crude oil that are not available for sale have been reclassified from inventory to non-current assets. The results for the three and six months ended June 30, 2019 have been adjusted to reflect this change in accounting policy.

(b)
Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio are non-GAAP financial measures used by industry analysts, investors, lenders and rating agencies to assess the financial performance and the operating results of ET’s fundamental business activities and should not be considered in isolation or as a substitute for net income, income from operations, cash flows from operating activities or other GAAP measures.

There are material limitations to using measures such as Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio, including the difficulty associated with using any such measure as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company’s net income or loss or cash flows. In addition, our calculations of Adjusted EBITDA, Distributable Cash Flow and distribution coverage ratio may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP, such as operating income, net income and cash flow from operating activities.
Definition of Adjusted EBITDA
We define Adjusted EBITDA as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent only the changes in lower of cost or market reserves on inventory that is carried at last-in, first-out (“LIFO”). These amounts are unrealized valuation adjustments applied to Sunoco LP’s fuel volumes remaining in inventory at the end of the period.
Adjusted EBITDA reflects amounts for unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliate as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates.  The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly.
Adjusted EBITDA is used by management to determine our operating performance and, along with other financial and volumetric data, as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, as a measure for evaluating targeted businesses for acquisition and as a measurement component of incentive compensation.
Definition of Distributable Cash Flow
We define Distributable Cash Flow as net income, adjusted for certain non-cash items, less distributions to preferred unitholders and maintenance capital expenditures. Non-cash items include depreciation, depletion and amortization, non-cash compensation expense, amortization included in interest expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, inventory valuation adjustments, non-cash impairment charges, losses on extinguishments of debt and deferred income taxes. For unconsolidated affiliates, Distributable Cash Flow reflects the Partnership’s proportionate share of the investee’s distributable cash flow.
Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash, and Distributable Cash Flow is calculated to evaluate our ability to fund distributions through cash generated by our operations.

On a consolidated basis, Distributable Cash Flow includes 100% of the Distributable Cash Flow of ET’s consolidated subsidiaries. However, to the extent that noncontrolling interests exist among our subsidiaries, the Distributable Cash Flow generated by our subsidiaries may not be available to be distributed to our partners. In order to reflect the cash flows available for distributions to our partners, we have reported Distributable Cash Flow attributable to partners, which is calculated by adjusting Distributable Cash Flow (consolidated), as follows:

•
For subsidiaries with publicly traded equity interests, other than ETO, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiary, and Distributable Cash Flow attributable to our partners includes distributions to be received by the parent company with respect to the periods presented.

•
For consolidated joint ventures or similar entities, where the noncontrolling interest is not publicly traded, Distributable Cash Flow (consolidated) includes 100% of Distributable Cash Flow attributable to such subsidiaries, but Distributable Cash Flow attributable to partners reflects only the amount of Distributable Cash Flow of such subsidiaries that is attributable to our ownership interest.

For Distributable Cash Flow attributable to partners, as adjusted, certain transaction-related adjustments and non-recurring expenses that are included in net income are excluded.
Definition of Distribution Coverage Ratio
Distribution coverage ratio for a period is calculated as Distributable Cash Flow attributable to partners, as adjusted, divided by distributions expected to be paid to the partners of ET in respect of such period.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUMMARY ANALYSIS OF QUARTERLY RESULTS BY SEGMENT
(Tabular dollar amounts in millions)
(unaudited)

	Three Months Ended June 30,
	2020	2019
Segment Adjusted EBITDA:
Intrastate transportation and storage	$187	$290
Interstate transportation and storage	403	460
Midstream	367	412
NGL and refined products transportation and services	674	644
Crude oil transportation and services	519	752
Investment in Sunoco LP	182	152
Investment in USAC	105	105
All other	1	10
Total Segment Adjusted EBITDA	$2,438	$2,825
In the following analysis of segment operating results, a measure of segment margin is reported for segments with sales revenues. Segment margin is a non-GAAP financial measure and is presented herein to assist in the analysis of segment operating results and particularly to facilitate an understanding of the impacts that changes in sales revenues have on the segment performance measure of Segment Adjusted EBITDA. Segment margin is similar to the GAAP measure of gross margin, except that segment margin excludes charges for depreciation, depletion and amortization. Among the GAAP measures reported by the Partnership, the most directly comparable measure to segment margin is Segment Adjusted EBITDA; a reconciliation of segment margin to Segment Adjusted EBITDA is included in the following tables for each segment where segment margin is presented.
In addition, for certain segments, the sections below include information on the components of segment margin by sales type, which components are included in order to provide additional disaggregated information to facilitate the analysis of segment margin and Segment Adjusted EBITDA. For example, these components include transportation margin, storage margin and other margin. These components of segment margin are calculated consistent with the calculation of segment margin; therefore, these components also exclude charges for depreciation, depletion and amortization.

Intrastate Transportation and Storage

	Three Months Ended June 30,
	2020	2019
Natural gas transported (BBtu/d)	12,921	12,115
Withdrawals from storage natural gas inventory (BBtu)	(1,910)	—
Revenues	$516	$765
Cost of products sold	248	400
Segment margin	268	365
Unrealized gains on commodity risk management activities	(33)	(26)
Operating expenses, excluding non-cash compensation expense	(48)	(47)
Selling, general and administrative expenses, excluding non-cash compensation expense	(6)	(7)
Adjusted EBITDA related to unconsolidated affiliates	6	5
Segment Adjusted EBITDA	$187	$290
Transported volumes increased primarily due to increased utilization of our Texas pipelines.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our intrastate transportation and storage segment decreased due to the net impacts of the following:

•	a decrease of $105 million in realized natural gas sales and other primarily due to lower realized gains from pipeline optimization activity; and

•	an increase of $1 million in operating expenses primarily due to higher maintenance project costs and higher cost of fuel consumption; partially offset by

•	an increase of $3 million in realized storage margin primarily due to higher storage optimization and fees.
Interstate Transportation and Storage

	Three Months Ended June 30,
	2020	2019
Natural gas transported (BBtu/d)	10,152	10,825
Natural gas sold (BBtu/d)	17	17
Revenues	$445	$493
Operating expenses, excluding non-cash compensation, amortization and accretion expenses	(139)	(138)
Selling, general and administrative expenses, excluding non-cash compensation, amortization and accretion expenses	(16)	(18)
Adjusted EBITDA related to unconsolidated affiliates	115	125
Other	(2)	(2)
Segment Adjusted EBITDA	$403	$460
Transported volumes decreased 0.7 Bcf/d primarily due to shut-ins of crude production resulting in lower associated gas and a decrease in demand for LNG export.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our interstate transportation and storage segment decreased due to the net impacts of the following:

•
a decrease of $43 million in reservation fees primarily due to a decrease of $18 million from additional revenue recognized in 2019 associated with a shipper bankruptcy, a decrease of $16 million from lower rates on Lake Charles LNG effective January 2020 and a decrease of $12 million due to less capacity sold on our Panhandle and Trunkline systems as well as lower rates on the sale of uncommitted capacity on our Rover pipeline. These decreases were partially offset by increased margin from our Transwestern system due to increased demand in firm transportation;

•	a decrease of $4 million in interruptible transportation due to lower rates and lower short-term customer demand on our Sea Robin and Transwestern systems; and

•
a decrease of $10 million in Adjusted EBITDA related to unconsolidated affiliates primarily due to lower earnings of $12 million from our Midcontinent Express Pipeline joint venture as a result of less capacity sold and lower rates received following the expiration of certain contracts, partially offset by a $2 million increase from Citrus primarily due to higher margins and lower operating expenses.

Midstream

	Three Months Ended June 30,
	2020	2019
Gathered volumes (BBtu/d)	12,964	13,148
NGLs produced (MBbls/d)	602	565
Equity NGLs (MBbls/d)	37	30
Revenues	$1,018	$1,198
Cost of products sold	473	584
Segment margin	545	614
Operating expenses, excluding non-cash compensation expense	(166)	(189)
Selling, general and administrative expenses, excluding non-cash compensation expense	(20)	(23)
Adjusted EBITDA related to unconsolidated affiliates	7	9
Other	1	1
Segment Adjusted EBITDA	$367	$412
Gathered volumes decreased compared to the same period last year primarily due to decreases in the South Texas and North Texas regions, partially offset by the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region. NGL production increased due to the impact of the SemGroup acquisition in the Mid-Continent/Panhandle region and increased ethane recovery in the Permian, South Texas and North Texas regions.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our midstream segment decreased slightly due to the net impacts of the following:

•	a decrease $39 million in non fee-based margin due to lower NGL prices;

•	a decrease of $3 million in non-fee based margin due to decreased throughput volume in the South Texas region; and

•	a decrease of $27 million in fee-based margin due to volume declines in the South Texas and North Texas regions; partially offset by

•	a decrease of $23 million in operating expenses due to decreases of $11 million in outside services, $8 million in employee costs and $3 million in materials; and

•	a decrease of $3 million in selling, general and administrative expenses due to a decrease in allocated overhead costs.

NGL and Refined Products Transportation and Services

	Three Months Ended June 30,
	2020	2019
NGL transportation volumes (MBbls/d)	1,401	1,305
Refined products transportation volumes (MBbls/d)	377	628
NGL and refined products terminal volumes (MBbls/d)	748	885
NGL fractionation volumes (MBbls/d)	836	701
Revenues	$2,119	$2,612
Cost of products sold	1,368	1,848
Segment margin	751	764
Unrealized losses on commodity risk management activities	78	39
Operating expenses, excluding non-cash compensation expense	(154)	(155)
Selling, general and administrative expenses, excluding non-cash compensation expense	(19)	(26)
Adjusted EBITDA related to unconsolidated affiliates	18	21
Other	—	1
Segment Adjusted EBITDA	$674	$644
NGL transportation volumes increased due to higher throughput volumes on our Mariner East pipeline system. In addition, throughput barrels on our Texas NGL pipeline system increased due to higher receipt of liquids production from both wholly-owned and third-party gas plants primarily in the Permian and North Texas regions.
Refined products transportation volumes decreased due to the closure of a third-party refinery during the third quarter of 2019, which negatively impacted supply to our refined products transportation system, and less domestic demand for jet fuel and other refined products. These decreases in volumes are partially offset by the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019.
NGL and refined products terminal volumes decreased primarily due to the closure of a third-party refinery during the third quarter of 2019, and less domestic demand for jet fuel and other refined products. These decreases were partially offset by higher volumes from our Mariner East system, and the initiation of service on our JC Nolan diesel fuel pipeline and natural gasoline export project, both of which commenced service in the third quarter of 2019.
Average fractionated volumes at our Mont Belvieu, Texas fractionation facility increased 20% primarily due to the commissioning of our sixth and seventh fractionators in February 2019 and February 2020, respectively.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our NGL and refined products transportation and services segment increased due to net impacts of the following:

•
an increase of $27 million in transportation margin primarily due to a $28 million increase from higher throughput volumes on our Mariner East pipeline system, an $11 million increase from higher throughput volumes received from the Permian region on our Texas NGL pipelines, a $6 million increase due to the initiation of service on our JC Nolan diesel fuel pipeline in the third quarter of 2019, and a $4 million increase due to higher throughput volumes from the Southeast Texas region. These increases were partially offset by an $8 million decrease due to a reclassification between our transportation and fractionators margins, a $7 million decrease due to less domestic demand for jet fuel and other refined products, a $5 million decrease resulting from the closure of a third-party refinery during the third quarter of 2019, and a $2 million decrease due to lower third-party volumes on our Mariner West pipeline;

•
an increase of $15 million in marketing margin primarily due to a $50 million increase due to higher optimization gains from the sale of NGL component products at our Mont Belvieu facility and a $10 million increase due to write-downs of NGL inventory in the second quarter of 2019. These increases were partially offset by lower gains from our butane blending business during the second quarter of 2020 due to unfavorable market conditions; and

•
an increase of $19 million in fractionators and refinery services margin primarily due to a $15 million increase resulting from the commissioning of our seventh fractionator in February 2020 and higher NGL volumes from the Permian and Barnett regions feeding our Mont Belvieu fractionation facility, and an increase of $8 million due to a reclassification between our transportation and fractionators margins. These increases were partially offset by a $4 million decrease due to the expiration of a third-party blending contract during the second quarter of 2020; partially offset by

•
a decrease of $37 million in terminal services margin primarily due to a $25 million decrease resulting from the expiration of a third party contract at our Nederland export facility in the second quarter of 2020, a $9 million decrease due to lower third-party and intercompany volumes feeding our Marcus Hook Industrial Complex, a $6 million decrease due to less domestic demand for jet fuel and other refined products, and a $4 million decrease due to the closure of a third-party refinery. These decreases were partially offset by a $6 million increase due to higher throughput on our Mariner East system.

Crude Oil Transportation and Services

	Three Months Ended June 30,
	2020	2019
Crude transportation volumes (MBbls/d)	3,590	4,266
Crude terminals volumes (MBbls/d)	2,716	2,846
Revenues	$1,839	$5,046
Cost of products sold	1,175	4,136
Segment margin	664	910
Unrealized losses on commodity risk management activities	—	11
Operating expenses, excluding non-cash compensation expense	(131)	(150)
Selling, general and administrative expenses, excluding non-cash compensation expense	(26)	(20)
Adjusted EBITDA related to unconsolidated affiliates	11	1
Other	1	—
Segment Adjusted EBITDA	$519	$752
Crude transportation and terminal volumes were lower due to decreased demand on our Texas pipeline system and our Bakken pipeline, driven by lower production in these regions as well as lower refinery utilization, partly offset by contributions from assets acquired in 2019.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our crude oil transportation and services segment decreased due to the net impacts of the following:

•
a decrease of $257 million in segment margin (excluding unrealized gains and losses on commodity risk management activities) primarily due to a $62 million decrease (excluding a net change of $11 million in unrealized gains and losses on commodity risk management activities) from our crude oil acquisition and marketing business due to well shut-ins resulting in unfulfilled producer supply commitments, as well as unfavorable pricing conditions impacting our Permian to Gulf Coast and Bakken to Gulf Coast trading operations, a $123 million decrease from our Texas crude pipeline system due to lower utilization due in part to well shut-ins, as well as lower average tariff rates realized, a $117 million decrease due to lower volumes on our Bakken Pipeline resulting from well shut-ins, a $10 million decrease in marine throughput at our crude terminals, and a $7 million decrease due to lower volumes on our Bayou Bridge Pipeline, partially offset by an increase of $74 million related to assets acquired in 2019; and

•
an increase of $6 million in selling, general and administrative expenses primarily due to a $3 million increase in legal expenses, and a $2 million increase in insurance expenses, partially offset by a $1 million decrease in allocated overhead costs; offset by

•	a decrease of $19 million in operating expenses primarily due to lower volume-driven pipeline expenses, partially offset by increased costs related to assets acquired in 2019; and

•	an increase of $10 million in Adjusted EBITDA related to unconsolidated affiliates due to assets acquired in 2019.

Investment in Sunoco LP

	Three Months Ended June 30,
	2020	2019
Revenues	$2,080	$4,475
Cost of products sold	1,722	4,206
Segment margin	358	269
Unrealized losses on commodity risk management activities	—	3
Operating expenses, excluding non-cash compensation expense	(72)	(89)
Selling, general and administrative expenses, excluding non-cash compensation expense	(22)	(31)
Adjusted EBITDA related to unconsolidated affiliates	3	—
Inventory valuation adjustments	(90)	(4)
Other	5	4
Segment Adjusted EBITDA	$182	$152
The Investment in Sunoco LP segment reflects the consolidated results of Sunoco LP.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our investment in Sunoco LP segment increased due to the net impacts of the following:

•	an increase of $16 million in motor fuel sales as a result of an increase in gross profit per gallon sold, partially offset by a decrease in gallons sold;

•
a decrease of $26 million in operating expenses and selling, general and administrative expenses, excluding non-cash compensation expense, primarily attributable to lower employee costs, maintenance, advertising, credit card fees and utilities; and

•	an increase of $3 million in Adjusted EBITDA related to unconsolidated affiliates which was attributable to the JC Nolan joint venture entered into in 2019; partially offset by

•	a decrease of $15 million in non-motor fuel sales gross margin as a result of reduced credit card transactions related to the COVID-19 pandemic.
Investment in USAC

	Three Months Ended June 30,
	2020	2019
Revenues	$169	$174
Cost of products sold	18	24
Segment margin	151	150
Operating expenses, excluding non-cash compensation expense	(30)	(32)
Selling, general and administrative expenses, excluding non-cash compensation expense	(16)	(13)
Segment Adjusted EBITDA	$105	$105
The Investment in USAC segment reflects the consolidated results of USAC.
Segment Adjusted EBITDA. For the three months ended June 30, 2020 Segment Adjusted EBITDA related to our investment in USAC segment was consistent with the same period last year primarily due to the offsetting impacts of the following:

•	an increase of $3 million in selling, general and administrative expenses primarily due to an increase in the provision for expected credit losses; offset by

•
a decrease of $2 million in operating expenses, as well as an increase of $1 million in segment margin primarily due to a decrease in cost of products sold offset by a decrease in revenues as a result of a decrease in average revenue generating horsepower.

All Other

	Three Months Ended June 30,
	2020	2019
Revenues	$492	$391
Cost of products sold	377	343
Segment margin	115	48
Unrealized (gains) losses on commodity risk management activities	2	(4)
Operating expenses, excluding non-cash compensation expense	(27)	(6)
Selling, general and administrative expenses, excluding non-cash compensation expense	(22)	(23)
Adjusted EBITDA related to unconsolidated affiliates	—	2
Other and eliminations	(67)	(7)
Segment Adjusted EBITDA	$1	$10
Segment Adjusted EBITDA. For the three months ended June 30, 2020 compared to the same period last year, Segment Adjusted EBITDA related to our all other segment decreased due to the net impacts of the following:

•	a decrease of $7 million due to lower sales of residue gas;

•	a decrease of $11 million due to lower revenues from our compression equipment business;

•	a decrease of $7 million due to power trading activities;

•	a decrease of $5 million due to lower demand and operator production at our natural resources business;

•	a decrease of $4 million due to storage gains; and

•	a decrease of $3 million from increased power costs at our compression services business; partially offset by

•	an increase of $25 million from the acquisition of SemCAMS; and

•	an increase of $6 million in settled derivatives.

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON LIQUIDITY
(In millions)
(unaudited)
The following table is a summary of ETO’s revolving credit facilities. We also have other consolidated subsidiaries with revolving credit facilities which are not included in this table.

	Facility Size	Funds Available at June 30, 2020	Maturity Date
ETO Five-Year Revolving Credit Facility	$5,000	$1,904	December 1, 2023
ETO 364-Day Revolving Credit Facility	1,000	1,000	November 27, 2020
	$6,000	$2,904

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON UNCONSOLIDATED AFFILIATES
(In millions)
(unaudited)
The table below provides information on an aggregated basis for our unconsolidated affiliates, which are accounted for as equity method investments in the Partnership’s financial statements for the periods presented.

	Three Months Ended June 30,
	2020	2019
Equity in earnings (losses) of unconsolidated affiliates:
Citrus	$42	$39
FEP	18	14
MEP	(2)	7
White Cliffs	9	—
Other	18	17
Total equity in earnings (losses) of unconsolidated affiliates	$85	$77

Adjusted EBITDA related to unconsolidated affiliates:
Citrus	$89	$87
FEP	19	18
MEP	7	20
White Cliffs	13	—
Other	29	38
Total Adjusted EBITDA related to unconsolidated affiliates	$157	$163

Distributions received from unconsolidated affiliates:
Citrus	$58	$39
FEP	17	16
MEP	7	15
White Cliffs	10	—
Other	20	42
Total distributions received from unconsolidated affiliates	$112	$112

ENERGY TRANSFER LP AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION ON NON-WHOLLY-OWNED JOINT VENTURE SUBSIDIARIES
(Dollars in millions)
(unaudited)
The table below provides information on an aggregated basis for our non-wholly-owned joint venture subsidiaries, which are reflected on a consolidated basis in our financial statements. The table below excludes Sunoco LP and USAC, our non-wholly-owned subsidiaries that are publicly traded.

	Three Months Ended June 30,
	2020	2019
Adjusted EBITDA of non-wholly-owned subsidiaries (100%) (a)	$494	$695
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries (b)	264	380

Distributable Cash Flow of non-wholly-owned subsidiaries (100%) (c)	$456	$657
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries (d)	247	364
Below is our current ownership percentage of certain non-wholly-owned subsidiaries:

Non-wholly-owned subsidiary:	ET Percentage Ownership (e)
Bakken Pipeline	36.4%
Bayou Bridge	60.0%
Maurepas	51.0%
Ohio River System	75.0%
Permian Express Partners	87.7%
Red Bluff Express	70.0%
Rover	32.6%
SemCAMS	51.0%
Others	various

(a)
Adjusted EBITDA of non-wholly-owned subsidiaries reflects the total Adjusted EBITDA of our non-wholly-owned subsidiaries on an aggregated basis. This is the amount of Adjusted EBITDA included in our consolidated non-GAAP measure of Adjusted EBITDA.

(b)
Our proportionate share of Adjusted EBITDA of non-wholly-owned subsidiaries reflects the amount of Adjusted EBITDA of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest.

(c)	Distributable Cash Flow of non-wholly-owned subsidiaries reflects the total Distributable Cash Flow of our non-wholly-owned subsidiaries on an aggregated basis.

(d)
Our proportionate share of Distributable Cash Flow of non-wholly-owned subsidiaries reflects the amount of Distributable Cash Flow of such subsidiaries (on an aggregated basis) that is attributable to our ownership interest. This is the amount of Distributable Cash Flow included in our consolidated non-GAAP measure of Distributable Cash Flow attributable to the partners of ET.

(e)	Our ownership reflects the total economic interest held by us and our subsidiaries. In some cases, this percentage comprises ownership interests held in (or by) multiple entities.